EXHIBIT 10.16.13

AMENDED AND RESTATED
ADELPHIA COMMUNICATIONS CORPORATION
 SEVERANCE PLAN/
SUMMARY PLAN DESCRIPTION

There may be times when economic circumstances, financial conditions, reorganizations or work slowdown make it necessary to enact layoff procedures.  This Amended and Restated Adelphia Communications Corporation Severance Plan (the “Plan”) describes the procedures that will be followed and the severance benefits that will be paid to eligible employees of Adelphia Communications Corporation and certain of the affiliates of Adelphia Communications Corporation (together, “Adelphia”).  The Plan supersedes any and all prior plans, policies or practices, written or oral, which may have previously applied governing the payment of severance benefits to terminated employees.

Section 1.                                           Effective Date.

The Plan shall only become effective upon, and shall be subject to, issuance of an order by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), such court having jurisdiction over the chapter 11 cases currently pending with respect to Adelphia (collectively, the “Chapter 11 Case”), upon notice and hearing, approving the Plan (the “Effective Date”).  The Effective Date of the Plan is September 21, 2004.

Section 2.                                           Eligibility.

Subject to receipt of a written notice of eligibility from the Plan Administrator (as defined below) confirming participation in the Plan, an Adelphia employee who works full-time (regularly scheduled to work 32 or more hours per week), who is actively working, or on an approved disability or other approved leave of absence, at the time of separation from Adelphia on or after the Effective Date, will be a participant in the Plan (a “Participant”) and eligible to receive severance benefits if he or she experiences an involuntary separation through no fault of his or her own as a result of:

(a)                                 a reduction in force due to lack of work or for other business reasons; or

(b)                                a determination by management that, due to business reasons, his or her performance or contribution to the business (although satisfactory) does not meet the needs of the business.

The Plan Administrator shall be under no obligation to deliver or provide a written notice of eligibility to any specific Adelphia employee, and the Plan Administrator shall determine, in its sole discretion, which Adelphia employees shall receive a written notice of eligibility and become Participants in the Plan.  Notwithstanding any other provision of the Plan to the contrary, (i) no Adelphia employee shall become a Participant unless such employee has received a written notice of eligibility from the Plan Administrator; and, (ii) any Adelphia employee that received a written notice of eligibility pursuant to the predecessor to this Plan (the Adelphia Communications Severance Plan/Summary Plan Description, effective March 28, 2003) shall continue to be a Participant in this Plan unless such Participant no longer satisfies the eligibility requirements set forth in this Section 2.

Notwithstanding the foregoing, and except as otherwise provided by the Plan Administrator, employees are not eligible to participate in this Plan if they are (i) employees whose terms of employment are covered by a collective bargaining agreement, (ii) employees who are regularly scheduled to work less than 32 hours per week, (iii) temporary or casual employees, (iv) independent contractors (regardless of whether the individual is classified as an employee by any federal, state, or local agency), or consultants, (v) parties to a valid and binding individual agreement or arrangement with Adelphia that provides for the payment of severance benefits upon termination of employment, including, but not limited to, any agreement or arrangement that has been assumed, or otherwise approved by a final order of the Bankruptcy Court, (vi) contract personnel assigned to work at Adelphia by an outside employment agency, (vii) entitled to the payment of severance or similar benefits from Adelphia, other than pursuant to the Plan, upon termination of employment under any severance plan, policy or arrangement or final order of the Bankruptcy Court that provides for the payment of severance or similar benefits, or (viii) employees who have elected to be placed on administrative leave by Adelphia pursuant to a written agreement between the employee and Adelphia.

                                                In addition, and except as otherwise provided by the Plan Administrator, severance benefits will not be paid under this Plan in the event the employee:

(a)                                 fails to perform his or her assigned duties satisfactorily through the designated date of the employee’s termination of employment;

(b)                                fails to cooperate with Adelphia, those acting on its behalf, or governmental authorities in connection with any special investigation conducted by Adelphia or any government investigation;

(c)                                 is involuntarily terminated by Adelphia for “cause,” which is defined to mean (i) an employee’s refusal or repeated failure to perform the duties assigned to him or her; (ii) any act by the employee that has the effect of injuring the reputation or business of Adelphia; (iii) the conviction by the employee of a felony; (iv) any violation by the employee of the rules, regulations or policies of Adelphia; (v) theft by the employee; or (vi) commission by the employee of an act of gross misconduct, fraud or embezzlement;

(d)                                fails or refuses to return all Adelphia property in the employee’s possession or fails to settle all expenses and other financial obligations, as of the date of the employee’s termination.  Examples of Adelphia property include, without limitation, Adelphia security badges, office keys, and all Adelphia documents, files, equipment, computers and computer disks.  Examples of obligations to be settled include, without limitation, the completion and reconciliation of expense accounts and the pay-off of loans and other financial obligations owed to Adelphia by the employee;

(e)                                 resigns or otherwise voluntarily terminates his or her employment with Adelphia (including retirement);

(f)                                   is temporarily laid-off or furloughed, except that if Adelphia elects to convert the temporary layoff or furlough into a permanent layoff, severance benefits will be payable as of the effective day of permanent layoff if the employee is otherwise eligible for benefits under the Plan;

(g)                                is offered a Comparable Position within Adelphia in lieu of termination, but fails or refuses to accept it.  “Comparable Position” means a position of similar or greater status, authority, duties and compensation within a 50-mile radius from the employee’s primary place of residence;

(h)                                is terminated by Adelphia in connection with a sale or transfer of all or part of the assets of Adelphia, and the employee’s employment continues with the buyer or transferee company following the effective date of the transaction, or such employee is offered a Comparable Position with the buyer or transferee but fails or refuses to accept it;

(i)                                    is terminated in connection with the “outsourcing” of operational functions, and the employee is offered a Comparable Position by the outsourcing vendor;

(j)                                    is terminated for failure to return to work following a leave of absence when directed by Adelphia, consistent with the rules or policies of Adelphia;

(k)                                 dies;

(l)                                    terminates employment due to a failure to return to work in connection with a “disability,” as determined by the Plan Administrator, consistent with Adelphia’s practices; or,

(m)                              fails to execute, or subsequently revokes the Release (as defined below).

Section 3.                                           Reduction in Force Severance Benefits.

A Participant will receive severance benefits under the Plan based upon his or her position with Adelphia, as follows:

(a)                                  Participants who are not Directors, Vice Presidents, Senior Vice Presidents or Executive Officers shall be entitled to receive one (1) week of the Participant’s “Base Salary” (as defined below) for each “Year of Service” (as defined below) with Adelphia; provided that such severance pay shall not be less than an amount equal to two weeks of Base Salary, nor more than an amount equal to twelve (12) weeks of Base Salary;

(b)                                 Participants who are Directors shall be entitled to receive: (i) twenty six (26) weeks of the Participant’s “Base Salary” (as defined below) and (ii) twenty six (26) weeks of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”);

(c)                                  Participants who are Vice Presidents shall be entitled to receive twenty six (26) weeks of the Participant’s Base Salary; and,

(d)                                 Participants who are Senior Vice Presidents and Executive Officers shall be entitled to receive fifty-two (52) weeks of the Participant’s Base Salary.

“Base Salary” means the Participant’s weekly base salary in effect on the date of termination of employment (or if the Participant is paid on an hourly basis, the average weekly compensation based on the twelve weeks prior to such termination date) before any salary reduction contributions to an Internal Revenue Code Section 125 cafeteria plan or tax-qualified retirement plan (e.g., 401(k) plan), and excluding payments by Adelphia on account of medical, disability and life insurance, overtime, shift premiums, bonuses, commissions (except as provided below), fringe benefits (cash and non-cash), draw payments or any other special or extraordinary payment or other allowance; provided, however, that if the Plan Administrator determines that a Participant is considered a commission-based employee, such Participant may have commissions included in their calculation of “Base Salary,” based upon an amount equal to the lesser of: (i) the Participant’s actual average monthly commissions based on the twelve month period immediately prior to termination of employment, and (ii) the Participant’s target annual commissions for the year in which the Participant’s termination of employment occurs, unless otherwise determined by the Plan Administrator in its sole discretion.

A Participant will be considered to have completed a “Year of Service” on each anniversary of such Participant’s date of hire as an employee of Adelphia (including periods of employment with any company that was acquired by Adelphia); provided that, unless otherwise determined by the Plan Administrator, such Participant has completed at least 1,000 hours of service during each such year.  A Year of Service shall include periods while the Participant was an active employee or on disability, military, or other approved leave of absence, as determined by the Plan Administrator.

Notwithstanding anything herein to the contrary, (i) the amount of the severance benefit that a Participant is entitled to receive under the Plan shall be the amount calculated in accordance with this Paragraph 3, less all amounts, if any, that such Participant is entitled to receive as a result of the circumstances of such Participant’s termination under the Federal Worker Adjustment and Retraining Notification Act (Pub. L. 100-379) or other similar federal, state or local statute, and (ii) any health insurance continuation coverage provided to a Participant pursuant to this Paragraph 3 shall constitute secondary coverage with respect to any health insurance benefits actually received by the Participant in connection with any subsequent employment (or self-employment) during any period that such Participant is receiving a severance benefit pursuant to this Plan.

Section 4.                                           Time and Form of Payment.

Payment of severance benefits under the Plan will be payable either (i) on normal pay dates, commencing with the first pay period following the Participant’s termination of employment and continuing thereafter, on successive pay periods, until the allowance is exhausted, or (ii) in a lump sum payment, as determined by the Plan Administrator, at its sole discretion.  The Participant’s last day worked with Adelphia shall be such Participant’s termination date for purposes of the Plan.  Adelphia shall withhold all applicable tax withholding from severance payments due under the Plan.

No severance benefits will be paid unless and until the Participant executes and delivers a valid and binding waiver and release of all claims against the Plan Administrator and Adelphia, its officers, and affiliates, and others, substantially in the form of the release attached hereto as Exhibit A (the “Release”), within the time period specified by Adelphia, and the revocation period established by any applicable law or regulation or Adelphia has expired.

Section 5.                                           Termination of Severance Benefits; Recovery of Severance Benefits Paid.

Except as otherwise provided by the Plan Administrator, if a Participant receives severance benefits under the Plan through periodic payments, such payments will not be made or will cease if:

(a)                                 Adelphia discovers that such Participant fails or refuses to return all property belonging to Adelphia after receiving a written request from Adelphia for the return of such property;

(b)                                the Participant has disclosed or used confidential information regarding Adelphia for the benefit of the Participant or a third party;

(c)                                  the Participant accepts employment with any competitor of, or engages in competition with, Adelphia;

(d)                                 the Participant has solicited employees of Adelphia to work for a competitor;

(e)                                  the Participant has made derogatory or disparaging comments regarding Adelphia or its employees or directors; or

(f)                                   the Participant breaches any term of the Release.

In addition, in the event the Participant engages in conduct that is in violation of Sections 5(a)-(d), the Participant agrees to repay to Adelphia, upon written demand of Adelphia, in a single cash, lump sum, the net after-tax severance benefits(other than COBRA continuation coverage) received by such Participant under the Plan.  In the event of the death of a Participant prior to receipt of all severance pay to which the Participant is entitled, the remaining severance benefits will be payable in a lump sum for the benefit of the Participant’s estate.

Section 6.                                           Separated Employees Who Later Return to Work.

In the event that a Participant who receives severance benefits under the Plan becomes re-employed by Adelphia:

(a)                                  before receiving all payments due to the Participant under the terms of the Plan, no further severance benefit payments will be made to such Participant, on or after the date the Participant is rehired, or

(b)                                 following payment of lump-sum severance benefits under the terms of the Plan, such Participant may be required to repay to Adelphia, upon written demand of Adelphia, in a single, cash, lump sum payment, a pro-rata portion of the net after-tax severance benefits received by such Participant under the Plan based on the amount of time the Participant was not employed by Adelphia.

If a Participant who received severance benefits under the Plan is rehired and later becomes eligible for benefits under this Plan, the severance benefit payment will be determined based on such Participant’s total Years of Service.

Section 7.                                           Plan Administrator.

The Plan shall be administered by Adelphia’s Chief Financial Officer or such other person or persons authorized by the Compensation Committee of the Board of Directors of Adelphia to act as administrator of the Plan; provided that with respect to benefits payable under the Plan to the Chief Financial Officer, the Chief Executive Officer of Adelphia shall administer the Plan (the “Plan Administrator”).  The Plan Administrator is the named fiduciary under the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  In exercising his or her fiduciary responsibilities, the Plan Administrator will have the power and authority in his or her sole, absolute and uncontrolled discretion (a) to determine whether and to what extent Participants are eligible to receive severance benefits under the Plan, and (b) to interpret the Plan terms and publish such rules for the regulation of the Plan as in the Plan Administrator’s sole, absolute and uncontrolled discretion are deemed necessary and advisable and that are not inconsistent with the terms of the Plan or ERISA.  All correspondence to the Plan Administrator and requests for information should be directed to the Plan Administrator, Severance Plan, at the following address:  Adelphia Communications Corporation, 5619 DTC Parkway, Greenwood Village, Colorado, 80111.

Section 8.                                           Plan Sponsor.

The Plan is sponsored by Adelphia Communications Corporation, 5619 DTC Parkway, Greenwood Village, Colorado, 80111.  The employer identification number (EIN) assigned by the Internal Revenue Service to the Plan Sponsor is 25-1837984.  The Plan number assigned by Adelphia pursuant to instructions of the U.S. Department of Labor is 502.

Section 9.                                           Plan Year.

The Plan Year is the twelve-month period ending December 31.

Section 10.                                     Type of Plan and Funding.

This Plan is an unfunded employee welfare benefit plan that provides severance benefits to Participants.  In the event severance benefits are payable under the Plan, the benefits are paid from the general assets of Adelphia.  All Plan benefits are paid by Adelphia and no employee contributions are permitted or required.

Section 11.                                     Agent for Service of Process.

All legal notices regarding the Plan should be served on the Plan Administrator at: Adelphia Communications Corporation, 5619 DTC Parkway, Greenwood Village, Colorado, 80111, with a copy to the attention of Adelphia’s General Counsel at the same address.

Section 12.                                     Claims Procedure.

The following information is intended to comply with the requirements of ERISA and provides the procedures that a Participant may follow if he or she disagrees with any decision about eligibility for severance payments under the Plan.

An employee who believes he or she is entitled to benefits under the Plan and does not receive notice, or who has questions about the amounts they receive, must provide written notice to the Plan Administrator within thirty (30) days of the date of his or her termination of employment with Adelphia.

If the Plan Administrator denies an employee’s claim for benefits under the Plan, such employee will be sent a letter within ninety (90) days (in special cases, more than 90 days may be needed and the employee will be notified if this is the case) explaining:

(a)                                 the specific reason or reasons for the denial;

(b)                                the specific provisions of the Plan on which the denial is based;

(c)                                 any additional material or information necessary for the employee to perfect the claim and an explanation of why such material or information is necessary; and

(d)                                an explanation of the Plan’s claim review procedure.

If payment is denied or the employee disagrees with the amount of the payment, he or she may file a written request for review within sixty (60) days after receipt of such denial.  This request must be filed with the Plan Administrator.  The letter that constitutes the filing of an appeal should ask for a review and include the reasons why the Participant believes the claim was improperly denied, as well as any other appropriate data, questions or comments.  In addition, an employee is entitled to:

(a)                                 review documents pertinent to his or her claim at such reasonable time and location as shall be mutually agreeable to the employee and the Plan Administrator; and

(b)                                submit issues and comments in writing to the Plan Administrator relating to the review of the employee’s claim.

A final decision will normally be reached within sixty (60) days, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible.  The employee will receive a written notice of the decision on the appeal, indicating the specific reasons for the decision as well as specific references to the pertinent Plan provisions on which the decision is based.

Section 13.                                     ERISA Rights.

This Summary Plan Description/Plan Document is intended to comply with the requirements of ERISA.  This statement of ERISA rights is required by federal law and regulation.  A Participant in this Plan is entitled to certain rights and protections under ERISA.  ERISA provides that all Plan Participants shall be entitled to:

(a)                                 examine, without charge, at the Plan Administrator’s office and at other locations, such as worksites, all plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports; and

(b)                                obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan Participants.  No one, including Adelphia or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining a Plan benefit or exercising rights under ERISA.  If the Participant’s claim for a Plan benefit is denied in whole or in part, the Participant must receive a written explanation of the reason for the denial.  The Participant has the right to have the Plan review and reconsider his or her claim.  Under ERISA, there are steps a Participant can take to enforce the above rights.  For instance, if a Participant requests materials from the Plan and does not receive them within 30 days, the Participant may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If the Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees.  If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the claim is frivolous.  If a Participant has any questions about the

Plan, the Participant should contact the Plan Administrator.  If the Participant has any questions about this statement or about his or her rights under ERISA, the Participant should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, DC 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Association.

Section 14.                                     Right to Amend or Terminate Plan.

Adelphia reserves the right to amend, modify or terminate the Plan, in whole or in part, at any time for any reason and in any respect, by action of Adelphia’s Board of Directors; provided, however, that no such amendment, modification or termination by the Board of Directors shall adversely affect any of the rights, if any, to which a Participant was entitled immediately prior to such amendment, modification or termination.  During the pendency of the Chapter 11 Case, no amendment or modification of the Plan that materially increases the cost of the Plan to Adelphia shall be adopted without formal authorization by the Board of Directors of Adelphia and an order of the Bankruptcy Court authorizing such amendment or modification.

No other amendment or modification and no termination of the Plan shall be effective unless the action to be taken is set forth in a written document, which is ratified or approved by Adelphia’s Board of Directors.

Section 15.                                     Other Important Plan Information.

(a)                                 Participation in the Plan neither gives an employee the right to be retained in the employ of Adelphia, nor does it guarantee an employee’s right to claim any benefit except as provided in the Plan.

(b)                                The Plan shall be construed and administered under the laws of the State of Colorado except to the extent preempted by federal law.

(c)                                 Payments of severance benefits under this Plan shall not constitute wages and shall be paid by Adelphia from the general assets of Adelphia; provided that no director, officer, agent or employee of Adelphia shall be personally liable in the event Adelphia is unable to make any payments under this Plan due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent.

IN WITNESS WHEREOF, Adelphia Communications Corporation has caused this Severance Plan to be executed this 4th day of October, 2004.

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ David Brunick

Its:	Senior Vice President Human Resources